Exhibit 99.7

Dear                    :

This week, FairPoint Communications and Verizon announced an exciting and important transaction to ensure high-quality telecommunications service for years to come throughout northern New England.  The two companies agreed to merge a subsidiary of Verizon Communications Inc. which owns the wireline operations of Verizon in Maine, New Hampshire and Vermont with and into FairPoint.  The transaction combines Verizon’s personnel and local exchange and related business assets from Maine, New Hampshire and Vermont with the focus and specialized expertise of FairPoint which will bring many benefits to the three states.  The result will be a dynamic communications company, well positioned to serve employees, shareholders and consumers with good jobs, a strong long-term investment and top-notch customer service. The strong and experienced FairPoint executive team will provide ongoing management.

Here’s our commitment to northern New England:

•                  Enhanced service

•                  We will significantly expand broadband availability from current levels, with markedly higher deployment levels achieved within the first year after closing.

•                  We will expand annual capital investment to improve and maintain the highly reliable, state-of-the art telecommunications network.

•                  Increased economic activity

•                  In addition to new jobs we expect to add in the near future, we anticipate further job growth as our data services expand.

•                  Our plans include the opening of three new service centers in the region: a Network Operations Center, an Information Systems Center, and an Administrative Center.  These new centers will augment FairPoint’s expanded east coast call center in South China, Maine.

•                  The combined company will support economic expansion through ongoing investment in advanced voice and data networks that meet the needs of residential and business customers.

•                  Employment security and growth

•                  Not only will we continue to employ non-union and union workers that are part of the current Verizon team today, but we also plan to add approximately 600 new positions in northern New England.

•                  We will continue to honor existing collective bargaining agreements.

•                  We are committed to providing excellent pension and healthcare benefits for our valuable workforce, and Verizon will continue to provide retirement benefits for its retired employees.

•                  Financial strength

•                  This merger permits both FairPoint and Verizon to devote capital to their respective strategic goals in serving communities, customers, and employees.

•                  A strong balance sheet provides significant financial flexibility for ongoing capital investment, introduction of innovative services, and potential future growth.

•                  Dividend Policy

•                  The company’s financial strength and flexibility is expected to allow it to continue to maintain its previously announced 2007 dividend level, even as FairPoint maintains its ability to grow and invest in its operations.

•                  Operational readiness

•                  The new operations centers and back-office capabilities will enable state-of-the-art services in the three-state area and for legacy FairPoint operations, providing capacity for efficient, scalable growth in the future.

•                  The new centers will permit the company to develop and support innovation in technology and processes.

•                  Transaction specifics

•                  This is a value-creating combination in which FairPoint will be owned by the public shareholders of Verizon and FairPoint with Verizon’s current shareholders owning approximately 60% and FairPoint’s current shareholders owning approximately 40%.

•                  The transaction is targeted to be completed within the next twelve months, after a preparatory stage involving community input and receipt of requisite state and federal regulatory approvals.

For more information about this announcement and how we plan to serve the communications needs of northern New England, please go to: www.FairPoint.com.

We look forward to serving you and strengthening your community through communications.

Sincerely

Gene Johnson
CEO
FairPoint Communications